Exhibit 10.65

Important Notice: Unless this Agreement has already been publicly disclosed pursuant to applicable law, rule or regulation, you are required to keep the provisions of this Agreement confidential and may not discuss it with anyone unless you receive prior written consent from the Company, other than (i) discussion with your legal counsel, financial advisor, spouse or spousal equivalent, provided such person(s) abides by the confidentiality provisions herein, or (ii) as may be required by law or any court order.  If you (or your legal counsel, financial advisor, spouse or spousal equivalent) violates in any respect this confidentiality requirement, you will not receive any portion of any Retention Bonus (as defined in this Agreement) otherwise payable to you under this Agreement and you shall be required to return any portion of the Retention Bonus which has previously been paid to you within thirty (30) days of written demand from the Company.

RETENTION BONUS AGREEMENT

1.             Purpose. This Retention Bonus Agreement (the “Agreement”) is entered into as of May __, 2018 by Aceto Corporation (the “Company”) for the purpose of setting forth the requirements for EMPLOYEE NAME (the “Employee”) to receive additional compensation as an incentive to continue employment with the Company.

2.             Amount and Time of Payment of Retention Bonus. Employee shall be eligible for a Retention Bonus (the “Retention Bonus”) equal to $(AMOUNT). Subject to the terms and conditions of this Agreement, each Retention Bonus payment, less all applicable withholding taxes, will be made on the earlier of (i) the first regularly scheduled payroll date following the applicable Retention Date specified in paragraph 4(a) below, or (ii) in the event any portion of the Retention Bonus is payable as a result of Employee’s termination without Cause or Employee’s resignation for Good Reason (each as defined below), in each case on or after July 1, 2018, on the first regularly scheduled payroll date following expiration of any revocation period with respect to the Release (as defined below), but in no event later than September 13, 2019. Notwithstanding the foregoing, in the event that a Retention Bonus payment is due in connection with consummation of a Transaction (as defined below) prior to the Final Retention Date (as defined below), fifty percent (50%) of the Final Installment (as defined below) shall be payable upon consummation of the Transaction and fifty percent (50%) of the Final Installment shall be payable on the earliest of (i) the 90th day following the date of consummation of the Transaction, (ii) September 13, 2019 or (iii) such date by which payment would be required to be made in order to constitute a “short term deferral” for purposes of Code Section 409A (as defined below)).

3.             Deadline for Acceptance of this Offer. In order to accept this offer, Employee must sign and return this Agreement to the undersigned not later than May 25, 2018.

4.             Requirements for Receiving Retention Bonus.

(a)               Employee will be entitled to receive ten percent (10%) of the Retention Bonus on May 31, 2018 (the “First Retention Date”), fifteen percent (15%) of the Retention Bonus on August 31, 2018 (the “Second Retention Date”), and the remaining seventy-five percent (75%) of the Retention Bonus (the “Final Installment”) on the earlier of (i) the consummation of a Transaction or (ii) September 13, 2019 (“Final Retention Date”), subject to (i) (A) Employee’s continued employment with the Company through the applicable Retention Date, or (B) with respect to any amount payable on the Second Retention Date or payment of the Final Installment, an involuntary termination of Employee’s employment by the Company without Cause or by Employee with Good Reason on or after July 1, 2018, (ii) the terms and conditions of this Agreement, and (iii) Employee’s compliance with the terms and conditions hereof, including, without limitation, Employee’s compliance with the terms and conditions of paragraph 6 below. For the avoidance of doubt, if Employee’s continued employment with the Company is terminated for any reason (including, without limitation, by the Company without Cause or by Employee for Good Reason) prior to July 1, 2018, then all rights with respect to any portion of the Retention Bonus under this Agreement not already paid shall automatically be forfeited, without payment of consideration therefor. Notwithstanding anything in this Agreement to the contrary, a transfer of Employee’s employment to any affiliate of the Company, including, without limitation, Rising Pharmaceuticals, Inc. (“Rising”) shall not be deemed a termination of employment with the Company for purposes of this Agreement, and after any such transfer, references to termination of employment with the Company in this Agreement shall be deemed to refer to the affiliate of the Company that employs Employee.

(b)               Notwithstanding anything in this Agreement to the contrary, if Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason on or following July 1, 2018 but prior to payment of the Final Installment, then Employee will be eligible to receive only a pro-rated portion of the Final Installment, in an amount equal to: (i) the amount that would have been payable with respect to the Final Installment, absent such termination, multiplied by (ii) a fraction, (x) the numerator of which is the number of days of Employee’s employment between the date of this Agreement and the date of termination of Employee’s continued employment, and (y) the denominator of which is the number of days between the date of this Agreement and the earlier of (A) Final Retention Date, and (B) the date of consummation of a Transaction.

(c)               Notwithstanding the foregoing Sections 4(a) and 4(b), in the event the Retention Bonus is payable as a result of a termination of Employee by the Company without Cause or by the Employee for Good Reason, payment of the Retention Bonus shall be subject to Employee’s execution, delivery, and non-revocation of a general release of claims in form and substance satisfactory to the Company on or prior to the sixtieth (60th) day following such termination (a “Release”).

(d)               For purposes of this Agreement, (i) “Retention Date” means each of the First Retention Date, Second Retention Date, and Final Retention Date, and (ii) “Transaction” means, in one or a series of transactions:  (A) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any of its subsidiaries or (2) any employee benefit plan of the Company or any of its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting securities of the Company then outstanding; (B) the consummation of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to hold (either by remaining outstanding or by being converted into voting shares of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (C) the consummation of the sale, transfer or disposition of all or substantially all of the Company’s assets on a consolidated basis or (D) the approval by the Company’s shareholders of a plan of complete dissolution of the Company pursuant to Section 1001 of the N.Y. Business Corporation Law (or any successor statute), in each case, (1) whether or not such transaction(s) include(s) the sale of the equity, or the assets, of Arsynco, Inc., Aceto Realty, LLC or Acci Realty Corp. and (2) which results in (A) the repayment, assumption or refinancing of the Second Amended and Restated Credit Agreement, dated as of December 21, 2016, by and among the Company, the other loan parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and the lenders party thereto and the indebtedness outstanding thereunder, as amended from time to time, and (B) the  repayment, assumption, refinancing, discharge or conversion of the 2.00% Convertible Senior Notes due 2020 issued and outstanding under the Indenture, dated November 16, 2015 between Aceto Corporation and Citibank, N.A., as amended from time to time.

5.             Forfeiture or Repayment of Retention Bonus. Notwithstanding the foregoing, if Employee’s employment is terminated by the Company for Cause after payment of any portion of the Retention Bonus and prior to the Final Retention Date, Employee shall repay to the Company, within 30 days of such termination, the amount of the Retention Bonus previously paid to Employee.

(a)               For purposes of this Agreement, “Cause” shall mean and be limited to: (i) the conviction of the Employee for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of the Employee to such a felony; (ii) fraud, embezzlement, theft or other misappropriation by the Employee of funds or property of the Company or any of its subsidiaries; (iii) material neglect, or refusal by the Employee to discharge, perform or observe the Employee’s job duties and responsibilities, provided the Employee has been given written notice of such neglect or refusal, and has not cured such neglect or refusal within thirty (30) business days thereafter; or (iv) a material breach of the Employee’s obligations under this Agreement or any other written agreement with the Company, including (without limitation) any of the covenants set forth in this Agreement.

(b)               For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s written consent: (i) the material diminution of Employee’s duties, responsibilities and authorities, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities (excluding for this purpose an isolated and insubstantial action not taken in bad faith); (ii) the Company reduces Employee’s base salary below the level of the base salary for the period immediately preceding such change; (iii) the Company requires Employee to relocate to a location that is more than fifty (50) miles from the Company’s Port Washington, New York headquarters or Rising’s Saddle Brook, New Jersey headquarters; or (iv) a material breach of the Company’s obligations under this Agreement or any other written agreement with Employee. Notwithstanding the foregoing, (i) Employee is required to provide notice of any such condition to the Company within forty-five (45) days after Employee becomes aware of, or should reasonably be aware of, a condition that gives Employee the right to terminate his employment with the Company for Good Reason, and the Company will then have ten (10) business days to cure and/or remedy such condition, prior to the existence of such condition being deemed to be “Good Reason,” and (ii) Employee’s termination for Good Reason must occur within one hundred eighty (180) days after Employee becomes aware of a condition that gives the Employee the right to terminate his employment with the Company for Good Reason.

Notwithstanding the foregoing, to the extent Employee is a party to an employment agreement, offer letter, or similar agreement regarding the provision of services to the Company or any of its subsidiaries, and such agreement also defines “cause”, “good reason” or a similar term, then the meaning set forth in that agreement shall also be considered “Cause” or “Good Reason” for purposes of this Agreement.

6.             Cooperation. Notwithstanding anything in this Agreement to the contrary, if any transaction is proposed by the Company’s Board of Directors (the “Board”) that could result in a “Transaction” for purposes of this Agreement, Employee shall support the Transaction and take all such action as may be reasonably requested by the Board to cause the Transaction to be consummated at the time and on the terms proposed by the Board, including, without limitation, to the extent requested: (i) reviewing and commenting on confidential offering memoranda or similar documents; (ii) preparing projections; (iii) meeting with representatives of prospective purchasers; (iv) participating in management meetings; (v) assisting in connection with the negotiation, documentation and consummation of the proposed transaction; (vi) executing and delivering such agreements and documents as are customary for similar transactions; (vii) assisting with any formal or informal inquiry, investigation, disciplinary or other proceeding initiated by any government, regulatory or law enforcement agency in connection with the proposed transaction or any threatened or initiated litigation against the Company whether relating to the Transaction or otherwise; and (viii) any other transitional matter reasonably requested by the Company.

7.             Effect of Retention Bonus on Other Benefits. Neither the entrance into this Agreement nor the payment of any amount hereunder will affect Employee’s benefits under any benefit plan, policy, or arrangement of the Company, except to the extent expressly provided in any such benefit plan, policy, or arrangement. Without limiting the preceding sentence, the Retention Bonus:

(a)	[shall not be considered in the computation of Employee’s performance award for purposes of Section 3 of Employee’s Change in Control Agreement;]

(b)	shall not be considered in the computation of Employee’s base salary and;

(c)	[shall not be considered in the determination of the payments, if any, that Employee may be entitled to pursuant to any severance plan, policy, or arrangement or Employee’s Change in Control Agreement.][1]

8.             Restrictive Covenants. Any payment or payments under this Agreement to Employee shall be conditioned upon the Participant’s compliance with any restrictive covenant (including, without limitation, any non-competition, non-solicitation, non-disparagement, or protection of confidential information covenant) that directly or indirectly benefits the Company (collectively, the “Restrictive Covenants”). If the Participant breaches any such Restrictive Covenant in any material respect, the Participant shall forfeit, without further action, notice or deed, the Retention Bonus, and upon demand by the Company, the Participant shall promptly repay to the Company any amounts already received under this Agreement.

1 Note to Draft: Bracketed language only for those with Change in Control Agreements.

9.             Offset of Amounts Owed; Withholding. The Company shall be entitled to deduct or withhold from any Retention Bonus payment made to Employee any amounts Employee owes the Company or any of its affiliates, and any federal, state, local or foreign taxes imposed with respect to Employee’s compensation or other payments from the Company or any of its affiliates.

10.           No Change in Legal Employment Status. This Agreement and the Retention Bonus are not a contract or guarantee of employment with the Company and they are not intended to change in any way Employee’s status as an at-will employee subject to all applicable terms and conditions of Employee’s employment.

11.           No Right to Assign. Employee may not sell or assign Employee’s right to receive payments hereunder or pledge such payments as security for a loan or otherwise, and any such sale or assignment shall be null and void ab initio.

12.           Successors. This Agreement is binding on the Company and any direct corporate successor to the Company or its business, and on Employee’s estate, personal representative, guardian or any other person acting in Employee’s interest.

13.           Governing Law. This Agreement will be governed by and interpreted under New York law, without regard to the choice of law provisions thereof. Any and all actions arising out of this Agreement shall be brought and heard in the state and federal courts located in Nassau County, New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

14.           Unfunded and Unsecured Status. To the extent that Employee becomes entitled to receive any payments from the Company hereunder, such right shall be unfunded and unsecured and payable out of the general assets of the Company as and when such amounts are payable hereunder.

15.           Advice of Counsel. Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.

16.           No Rights as a Shareholder. Employee shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to the Retention Bonus. Without limitation of the foregoing, the Retention Bonus shall not entitle Employee to any dividend or voting rights or any other rights of a shareholder of the Company.

17.           Compliance with Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if, on the date of termination, Employee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is the first business day of the seventh month following the date of termination (or the earliest date as is permitted under Code Section 409A), and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A. In the event that payments under this Agreement are deferred pursuant to this Section in order to prevent any accelerated tax or additional tax under Code Section 409A, then such payments shall be paid at the time specified under this Section without any interest thereon. Notwithstanding anything to the contrary herein, to the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

18.           Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

19.           Protected Activities. Nothing in this Agreement shall be construed as a waiver by Employee of Employee’s protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.

20.           Entire Agreement. Except as otherwise specifically referenced herein, this Agreement is the entire agreement between Employee and the Company concerning the terms of the Retention Bonus, and it supersedes any other oral or written agreement or statement with respect to the subject matter hereof.

21.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company to:

Aceto Corporation

4 Tri Harbor Court

Port Washington, New York 11050
Telephone: 201.961.9000
Facsimile: 201.961.1234
Attn: Chief Legal Officer

With a copy to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: 212.204.8688
Facsimile: 973.597.2507
Attn: Steven E. Siesser, Esq.

If to Employee, to him at the offices of the Company with a copy to him at his home address, set forth in the records of the Company.

Any person named above may designate another address or fax number by giving notice in accordance with this paragraph to the other persons named above.

22.           Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACETO CORPORATION

By:
	Name: Charles J. Alaimo	Date
Title: SVP, Human Resources

EMPLOYEE

Employee Name (Print)	Date

Signature

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